10-K Exhibit 4.(m)



                                AGENCY AGREEMENT

                                  relating to

                            NATIONSBANK CORPORATION,

                               U.S.$1,500,000,000

                         Euro Medium-Term Note Program

                                     among

                            NATIONSBANK CORPORATION
                                   as Issuer

                                      and

                 THE CHASE MANHATTAN BANK, N.A., London Branch
                     as Issuing and Principal Paying Agent

                                      and

                      CHASE MANHATTAN BANK LUXEMBOURG S.A.
                                as Paying Agent

                          Dated as of November 8, 1995


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                                     INDEX

Clause                                                                 Page
 1.  Definitions and Interpretation...................................    1
 2.  Appointments of Agent, Paying Agents
       and Calculation Agents.........................................    3
 3.  Issue of Temporary Global Notes..................................    4
 4.  Determination of Exchange Date, Issue of Permanent
       Global Notes or Definitive Notes and
       Determination of Restricted Period.............................    5
 5.  Issue of Definitive Notes........................................    6
 6.  Terms of Issue...................................................    6
 7.  Payments.........................................................    7
 8.  Determination and Notifications in Respect of
       Notes and Interest Determination...............................    9
 9.  Notice of any Withholding or Deduction...........................   12
10.  Duties of the Agent in Connection with Early
       Redemption.....................................................   12
11.  Receipt and Publication of Notices; Receipt of
       Certificates...................................................   13
12.  Cancellation of Notes, Receipts, Coupons and Talons..............   13
13.  Issue of Replacement Notes, Receipts, Coupons and
       Talons.........................................................   14
14.  Copies of Documents Available for Inspection.....................   15
15.  Meetings of Noteholders..........................................   16
16.  Repayment by the Agent...........................................   16
17.  Conditions of Appointment........................................   16
18.  Communication Between the Parties................................   17
19.  Change in Agent and Paying Agents................................   17
20.  Merger and Consolidation.........................................   19
21.  Notification of Changes to Paying Agents.........................   19
22.  Change of Specified Office.......................................   19
23.  Notices..........................................................   20
24.  Taxes and Stamp Duties...........................................   21
25.  Commissions, Fees and Expenses...................................   21
26.  Indemnity........................................................   21
27.  Reporting........................................................   22
28.  Governing Law....................................................   22
29.  Amendments.......................................................   23
30.  Descriptive Headings.............................................   24
31.  Counterparts.....................................................   24

Schedule 1 -- Form of Temporary Global Note
Schedule 2 -- Form of Permanent Global Note
Schedule 3 -- Form of Definitive Note, Coupon, Receipt and Talon
Schedule 4 -- Terms and Conditions
Schedule 5 -- Form of Certificate to be Presented by Euroclear or Cedel
Schedule 6 -- Form of Certificate of Beneficial Owner
Schedule 7 -- Provision for Meetings of Noteholders
Schedule 8 -- Form of Put Notice
Schedule 9 -- Form of Calculation Agency Agreement

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THIS AGREEMENT is made as of November 8, 1995 among:

     (i)    NationsBank Corporation (the "Corporation");

     (ii) The Chase Manhattan Bank, N.A., London Branch (the "Agent" and the "Issuing and Principal Paying Agent"); and

     (iii)  Chase Manhattan Bank Luxembourg S.A. (the "Paying Agent").

     WHEREAS, the Corporation proposes to issue up to U.S.$1,500,000,000 (or its equivalent in other currencies) in aggregate principal amount of Euro Medium-Term Notes (the "Notes") outstanding at any one time;

     WHEREAS, Notes will be issued in the denominations specified in the relevant Pricing Supplement issued in connection with each Series and each Tranche of Notes;

     WHEREAS, beneficial interests in each Tranche of Notes will initially be represented by a Temporary Global Note, exchangeable, as provided in such Temporary Global Note, for beneficial interests in a Permanent Global Note and, only under limited circumstances, beneficial interests in a Global Note may be exchangeable for Definitive Notes, in each case in accordance with the terms of the Global Notes; and

     NOW, THEREFORE, it is agreed as follows:

     1.     Definitions and Interpretation

     (1) Terms and expressions defined in the Program Agreement or the Notes or used in the applicable Pricing Supplement shall have the same meanings in this Agreement, except where the context requires otherwise.

     (2)    Without prejudice to the foregoing in this Agreement:

     "outstanding" means, in relation to the Notes, all the Notes issued other than (a) those which have been redeemed in accordance with the Terms and Conditions, (b) those in respect of which the date for redemption in accordance with the Terms and Conditions has occurred and the redemption moneys (including all interest accrued on such Notes to the date for such redemption and any interest or other amounts payable under the Terms and Conditions after such date) have been duly paid to the Agent as provided in this Agreement and remain available for payment against presentation and surrender of Notes and/or Receipts and/or Coupons, as the case may be, (c) those which have become void under Condition 8, (d) those which have been purchased and canceled as provided in Condition 6 (or as provided in the Global Notes), (e) those mutilated or defaced Notes which have been surrendered in exchange for replacement Notes pursuant to Condition 10, (f) (for the purposes only of determining how many Notes are outstanding and without prejudice to their status for any other purpose) those Notes alleged to have been lost, stolen or destroyed and in respect of which replacement Notes have been issued pursuant to Condition 10,
(g) any Temporary Global Note to the extent that it shall have been exchanged for a Permanent Global Note, in each case pursuant to their respective provisions; provided that for the purposes of (i) ascertaining the right to attend and vote at any meeting of the Noteholders and (ii) the determination of how many Notes are outstanding for the purposes of Schedule 7, those Notes which are beneficially held by, or are held on behalf of, the Corporation or any of its affiliates shall (unless and until ceasing to be so held) be deemed not to remain outstanding;

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     "Paying Agents" means the Issuing and Principal Paying Agent and the Paying
Agent referred to above and such other Paying Agent or Agents as may be appointed from time to time hereunder, and

     (3) The term "Notes" as used in this Agreement shall include the Permanent Global Note, the Definitive Notes and the Coupons and, as the case may be, the Temporary Global Note. The term "Global Note" as used in this Agreement shall include both the Temporary Global Note and the Permanent Global Note, each of which is a "Global Note." The term "Noteholders" as used in this Agreement shall mean the several persons who are for the time being the holders of the Notes, which expression shall, while the Notes are represented by a Global Note, mean (other than with respect to the payment of principal and interest on the Notes, the right to which shall be vested as against the Corporation solely in the bearer of such Global Note in accordance with and subject to its terms) the persons for the time being shown in the records of Euroclear (as defined below) or Cedel (as defined below) (other than Cedel, if Cedel shall be an accountholder of Euroclear, and Euroclear, if Euroclear shall be an accountholder of Cedel) as the Noteholders of particular principal amounts of Notes (in which regard any certificate or other document issued by Euroclear or Cedel as to the principal amount of Notes standing to the credit of the account of any person shall be conclusive and binding for all purposes).

     (4) For purposes of this Agreement, the Notes of each Series shall form a separate series of Notes and the provisions of this Agreement shall apply mutatis mutandis separately and independently to the Notes of each Series and in such provisions the expressions "Notes", "Noteholders", "Receipts", "Receiptholders", "Coupons", "Couponholders", "Talons" and "Talonholders" shall be construed accordingly.

     (5) All references in this Agreement to principal and/or interest or both in respect of the Notes or to any moneys payable by the Corporation under this Agreement shall have the meaning set out in Condition 5.

     (6) All references in this Agreement to the "relevant currency" shall be construed as references to the currency (which term shall, for these purposes, be deemed to include ECU) in which the relevant Notes and/or Coupons are denominated (or payable in the case of Dual Currency Notes) or, in the case of Notes denominated in ECU, the chosen currency (as defined in Condition 5(c)) in which payments in respect of such Notes are to be made, as the case may be.

     (7) In this Agreement, Clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement. All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted or to any statutory instrument, order or regulation made thereunder or under such re-enactment.

     (8) All references in this Agreement to an agreement, instrument or other document (including, without limitation, this Agreement, the Program Agreement, the Notes and any Terms and Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied or supplemented from time to time.

     (9) Any references herein to Euroclear and/or Cedel shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearance system approved by the Corporation and the Agent.

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     2.     Appointments of Agent, Paying Agents and Calculation Agents

     (1) The Corporation hereby appoints The Chase Manhattan Bank, N.A., London Branch, as Agent and The Chase Manhattan Bank, N.A., London Branch hereby accepts such appointment as agent of the Corporation, upon the terms and subject to the conditions set out below, for the purposes of, inter alia:

            (a) completing, authenticating and delivering Global Notes and (if required) authenticating and delivering Definitive Notes;

            (b) exchanging Temporary Global Notes for Permanent Global Notes or Definitive Notes, as the case may be, in accordance with the terms of such Temporary Global Notes;

            (c) under limited circumstances, exchanging Permanent Global Notes for Definitive Notes in accordance with the terms of such Permanent Global Notes;

            (d) paying sums due on Global Notes and Definitive Notes, Receipts and Coupons;

            (e) determining the end of the Restricted Period applicable to each Tranche;

            (f) unless otherwise specified in the applicable Pricing Supplement, determining the interest and/or other amounts payable in respect of the Notes in accordance with the Terms and Conditions;

            (g) arranging on behalf of the Corporation for notices to be communicated to the Noteholders;

            (h) preparing and sending monthly reports to the Ministry of Finance of Japan (the "MoF") and the German Central Bank and subject to confirmation from the Corporation for the need for such further reporting ensuring that all necessary action is taken to comply with any reporting requirements of any competent authority of any relevant currency as may be in force from time to time with respect to the Notes to be issued under the Program;

            (i) subject to the Procedures Memorandum, submitting to the Stock Exchange such number of copies of each Pricing Supplement which relates to Notes which are to be listed as it may reasonably require;

            (j) receiving notice from Euroclear and/or Cedel relating to the Certificates of non-U.S. beneficial ownership of the Notes; and

            (k) performing all other obligations and duties imposed upon it by the Terms and Conditions and this Agreement.

     (2) The Corporation may, in its discretion, appoint one or more agents outside the United States and its possessions (each a "Paying Agent") for the payment (subject to applicable laws and regulations) of the principal of and any interest and Additional Amounts, if any, (as defined in Section 5 of the Terms and Conditions) on the Notes. The Corporation hereby appoints Chase Manhattan Bank, Luxembourg S.A., at its office in Luxembourg at 5 rue Plactis, L-2338 Luxembourg-Grund, as its Paying Agent in Luxembourg. Each Paying Agent shall have the powers and authority granted to and conferred

                                       3

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upon it herein and in the Notes, and such further powers and authority, acceptable to it, to act on behalf of the Corporation as the Corporation may hereafter grant to or confer upon it in writing. As used herein, "paying agencies" shall mean paying agencies maintained by a Paying Agent on behalf of the Corporation as provided elsewhere herein.

     (3) The Corporation will appoint an agent to make certain calculations with respect to the Notes (the "Calculation Agent") pursuant to the Terms and Conditions.

     3.     Issue of Temporary Global Notes

     (1) Subject to sub-clause (2), following receipt of a notification from the Corporation in respect of an issue of Notes (such notification being by receipt of a confirmation (a "Confirmation"), substantially in the applicable form set out in the Procedures Memorandum) the Agent will take the steps required of the Agent in the Procedures Memorandum. For this purpose the Agent, is hereby authorized on behalf of the Corporation:

            (a) to prepare a Temporary Global Note in accordance with such Confirmation by attaching a copy of the applicable Pricing Supplement to a copy of the relevant master Temporary Global Note;

            (b) to authenticate (or cause to be authenticated) such Temporary Global Note;

            (c) to deliver such Temporary Global Note to the specified common depositary of Euroclear and/or Cedel in accordance with the Confirmation against receipt from the common depositary of confirmation that such common depositary is holding the Temporary Global Note in safe custody for the account of Euroclear and/or Cedel and to instruct Euroclear or Cedel or both of them (as the case may be) unless otherwise agreed in writing between the Agent and the Corporation (i) in the case of an issue of Notes on a non-syndicated basis, to credit the Notes represented by such Temporary Global Note to the Agent's distribution account, and (ii) in the case of Notes issued on a syndicated basis, to hold the Notes represented by such Temporary Global Note to the Corporation's order; and

            (d) to ensure that the Notes of each Tranche are assigned a Common Code and ISIN by Euroclear and Cedel which are different from the Common Code and ISIN assigned to Notes of any other Tranche of the same Series until 40 days after the completion of the distribution of the Notes of such Tranche as notified by the Agent to the relevant Dealer.

     (2) The Agent shall only be required to perform its obligations under sub-clause (1) if it holds:

            (a) master Temporary Global Notes, duly executed by a person or persons authorized to execute the same on behalf of the Corporation, which may be used by the Agent for the purpose of preparing Temporary Global Notes in accordance with paragraph (a) of that sub-clause; and

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            (b)    master Permanent Global Notes, duly executed by a person or persons authorized to execute the same on behalf of the Corporation, which may be used by the Agent for the purpose of preparing Permanent Global Notes in accordance with Clause 4 below.

     (3) The Agent will provide Euroclear and/or Cedel with the notifications, instructions or other information to be given by the Agent to Euroclear and/or Cedel in accordance with the standard procedures of Euroclear and/or Cedel.

     4. Determination of Exchange Date, Issue of Permanent Global Notes or Definitive Notes and Determination of Restricted Period

     (1)    (a)    The Agent shall determine the Exchange Date for each
     Temporary Global Note in accordance with the terms thereof. Forthwith upon determining the Exchange Date in respect of any Tranche the Agent shall notify such determination to the Corporation, the relevant Dealer, Euroclear and Cedel.

            (b) The Agent shall deliver, upon notice from Euroclear or Cedel, a Permanent Global Note or Definitive Notes, as the case may be, in accordance with the terms of the Temporary Global Note. Upon any such exchange of a portion of a Temporary Global Note for an interest in a Permanent Global Note the Agent is hereby authorized on behalf of the
     Corporation:

                   (i) in the case of the first Tranche of any Series of Notes, to prepare and complete a Permanent Global Note in accordance with the terms of the Temporary Global Note applicable to such Tranche by attaching a copy of the applicable Pricing Supplement to a copy of the relevant master Permanent Global Note;

                   (ii) in the case of the first Tranche of any Series of Notes, to authenticate such Permanent Global Note;

                   (iii) in the case of the first Tranche of any Series of Notes, to deliver such Permanent Global Note to the common depositary which is holding the Temporary Global Note applicable to such Tranche for the time being on behalf of Euroclear and/or Cedel either in exchange for such Temporary Global Note or, in the case of a partial exchange, on entering details of such partial exchange of the Temporary Global Note in the relevant spaces in Schedule
            2 of both the Temporary Global Note and the Permanent Global
            Note, and in either case against receipt from the common depositary of confirmation that such common depositary is holding the Permanent Global Note in safe custody for the account of Euroclear and/or Cedel; and

                   (iv) in any other case, to attach a copy of the applicable Pricing Supplement to the Permanent Global Note applicable to the relevant Series and enter details of any exchange in whole or part as aforesaid.

     (2)    (a)    In the case of a Tranche in respect of which there is only one Dealer, the Agent will determine the end of the Restricted Period in respect of such Tranche as being the fortieth day following the date certified by the relevant Dealer to the Agent as being the date as of which distribution of the Notes of that Tranche was completed.

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

            (b) In the case of a Tranche in respect of which there is more than one Dealer but is not issued on a syndicated basis, the Agent will determine the end of the Restricted Period in respect of such Tranche as being the fortieth day following the latest of the dates certified by all the relevant Dealers to the Agent as being the respective dates as of which distribution of the Notes of that Tranche purchased by each such dealer was completed.

            (c) In the case of a Tranche issued on a syndicated basis, the Agent will determine the end of the Restricted Period in respect of such Tranche as being the fortieth day following the date certified by the Lead Manager to the Agent as being the date as of which distribution of the Notes of that Tranche was completed.

            (d) Forthwith upon determining the end of the Restricted Period in respect of any Tranche, the Agent shall notify such determination to the Corporation and the relevant Dealer or the Lead Manager in the case of a syndicated issue.

     5.     Issue of Definitive Notes

     (1) Interests in a Global Note will be exchangeable for Definitive Notes with Coupons attached only if: (i) an Event of Default (as defined in the Terms and Conditions) occurs and is continuing, or (ii) the Corporation is notified that either Euroclear or Cedel has been closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) after the original issuance of the Notes or has announced an intention permanently to cease business or has in fact done so and no alternative clearance system approved by the Noteholders is available, or (iii) the Corporation, after notice to the Agent, determines to issue Notes in definitive form. Upon the occurrence of these events, the Agent shall deliver the relevant Definitive Note(s) in accordance with the terms of the relevant Global Note.

     For this purpose the Agent is hereby authorized on behalf of the
Corporation:

            (a) to authenticate such Definitive Note(s) in accordance with the provisions of this Agreement; and

            (b) to deliver such Definitive Note(s) to or to the order of Euroclear and/or Cedel in exchange for such Global Note.

The Agent shall notify the Corporation forthwith upon receipt of a request for issue of (a) Definitive Note(s) in accordance with the provisions of a Global Note and this Agreement (and the aggregate principal amount of such Temporary Global Note or Permanent Global Note, as the case may be to be exchanged in connection therewith).

     (2) The Corporation undertakes to deliver to the Agent sufficient numbers of executed Definitive Notes with, if applicable, Receipts, Coupons and Talons attached to enable the Agent to comply with its obligations under this Clause 5.

     6.     Terms of Issue

     (1) The Agent shall cause all Temporary Global Notes, Permanent Global Notes and Definitive Notes delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that such Notes are issued only in accordance with the provisions of this Agreement and the relevant Global Note and Terms and Conditions.

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

     (2) Subject to the procedures set out in the Procedures Memorandum, for the purposes of Clause 3(1) the Agent is entitled to treat a telephone, telex or facsimile communication from a person purporting to be (and who the Agent believes in good faith to be) the authorized representative of the Corporation named in the lists referred to in, or notified pursuant to, Clause 17(7) as sufficient instructions and authority of the Corporation for the Agent to act in accordance with Clause 3(1).

     (3) In the event that a person who has signed on behalf of the Corporation any Note not yet issued but held by the Agent in accordance with Clause 3(1) ceases to be authorized as described in Clause 17(7), the Agent shall (unless the Corporation gives notice to the Agent that Notes signed by that person do not constitute valid and binding obligations of the Corporation or otherwise until replacements have been provided to the Agent) continue to have authority to issue any such Notes, and the Corporation hereby warrants to the Agent that such Notes shall, unless notified as aforesaid, be valid and binding obligations of the Corporation. Promptly upon such person ceasing to be authorized, the Corporation shall provide the Agent with replacement Notes and upon receipt of such replacement Notes the Agent shall cancel and destroy the Notes held by it which are signed by such person and shall provide to the Corporation a confirmation of destruction in respect thereof specifying the Notes so canceled and destroyed.

     (4) If the Agent pays an amount (the "Advance") to the Corporation on the basis that a payment (the "Payment") has been, or will be, received from a Dealer and if the Payment is not received by the Agent on the date the Agent pays the Corporation, the Agent shall notify the Corporation by tested telex or facsimile that the Payment has not been received and the Corporation shall repay to the Agent the Advance and shall pay interest on the Advance
(or the unreimbursed portion thereof) from (and including) the date such Advance is made to (but excluding) the earlier of repayment of the Advance and receipt by the Agent of the Payment (at a rate quoted at that time by the Agent as its cost of funding the Advance).

     (5) Except in the case of issues where the Agent does not act as receiving bank for the Corporation in respect of the purchase price of the Notes being issued, if on the relevant Issue Date a Dealer does not pay the full purchase price due from it in respect of any Note (the "Defaulted Note") and, as a result, the Defaulted Note remains in the Agent's distribution account with Euroclear and/or Cedel) after such Issue Date, the Agent will continue to hold the Defaulted Note to the order of the Corporation. The Agent shall notify the Corporation forthwith of the failure of the Dealer to pay the full purchase price due from it in respect of any Defaulted Note and, subsequently, shall notify the Corporation forthwith upon receipt from the Dealer of the full purchase price in respect of such Defaulted Note.

     7.     Payments

     (1) The Agent shall advise the Corporation, no later than ten Business Days (as defined below) immediately preceding the date on which any payment is to be made to the Agent pursuant to this sub-clause (1) of the payment amount, value date and payment instructions and the Corporation will before 10:00 a.m. New York time on each date on which any payment in respect of any Notes issued by it becomes due, transfer to an account specified by the Agent such amount in the relevant currency as shall be sufficient for the purposes of such payment in funds settled through such payment system as the Agent and the Corporation may agree.

     (2) The Corporation will ensure that no later than 4:00 p.m. (London time) on the second Business Day (as defined below) immediately preceding the date on which any payment is to be made to the Agent pursuant to sub-clause
(1), the Agent shall receive from the paying bank of the Corporation an irrevocable confirmation in the form of a SWIFT message on tested telex that such payment shall be made. For the purposes of this Clause 7 "Business Day" means a day which is both:

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            (a)    a day (other than a Saturday or a Sunday) on which
     commercial banks and foreign exchange markets settle payments in London and in Charlotte, North Carolina; and

            (b) either (1) in relation to a payment to be made in a Specified Currency other than ECU, a day on which commercial banks and foreign exchange markets settle payments in the principal financial center of the country of the relevant Specified Currency (if other than London) or (2) in relation to a payment to be made in ECU, an ECU Settlement Day.

     (3) The Agent shall ensure that payments of both principal and interest in respect of any Temporary Global Note will be made only to the extent that certification of non-U.S. beneficial ownership as required by U.S. securities laws and U.S. Treasury regulations (in the form set out in the Temporary Global
Note) has been received from Euroclear and/or Cedel in accordance with the terms thereof.

     (4) Subject to the receipt by the Agent of the payment confirmation as provided in sub-clause (2) above, the Agent or the relevant Paying Agent shall pay or cause to be paid all amounts due in respect of the Notes on behalf of the Corporation in the manner provided in the Terms and Conditions. If any payment provided for in sub-clause (1) is made late but otherwise in accordance with the provisions of this Agreement, the Agent and each Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by it of such payment.

     (5) If for any reason the Agent considers in its sole discretion that the amounts to be received by the Agent pursuant to sub-clause (1) will be, or the amounts actually received by it pursuant thereto are, insufficient to satisfy all claims in respect of all payments then falling due in respect of the Notes, neither the Agent nor any Paying Agent shall be obliged to pay any such claims until the Agent has received the full amount of all such payments.
Should the Agent or any Paying Agent elect not to make payment of amounts falling due in respect of the Notes as aforesaid, it shall advise the Corporation of any such decision as soon as practicable by telephone with confirmation by telefax.

     (6) Without prejudice to sub-clauses (4) and (5), if the Agent pays any amounts to the holders of Notes, Receipts or Coupons or to any Paying Agent at a time when it has not received payment in full in respect of the relevant Notes in accordance with sub-clause (1) (the excess of the amounts so paid over the amounts so received being the "Shortfall"), the Corporation will, in addition to paying amounts due under sub-clause (1), pay to the Agent on demand interest (at at rate which represents the Agent's cost of funding the Shortfall) on the Shortfall (or the unreimbursed portion thereof) until the receipt in full by the Agent of the Shortfall.

     (7) The Agent shall on demand promptly reimburse each Paying Agent for payments in respect of Notes properly made by such Paying Agent in accordance with this Agreement and the Terms and Conditions unless the Agent has notified the Paying Agent, prior to the opening of business in the location of the office of the Paying Agent through which payment in respect of the Notes can be made prior to the day on which such Agent has to give payment instructions in respect of the due date of a payment in respect of the Notes, that the Agent does not expect to receive sufficient funds to make payment of all amounts falling due in respect of such Notes.

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

     (8) If the Agent pays out on or after the due date therefor, or becomes liable to pay out, funds on the assumption that the corresponding payment by the Corporation has been or will be made and such payment has in fact not been so made by the Corporation, then the Corporation shall on demand reimburse the Agent for the relevant amount, and pay interest to the Agent on such amount from the date on which it is paid out to the date of reimbursement at a rate per annum equal to the cost to the Agent of funding the amount paid out, as certified by the Agent and expressed as a rate per annum. For the avoidance of doubt, the provisions of the Terms and Conditions as to subordination shall not apply to the Corporation's obligations under this sub-clause 8.

     (9) While any Notes are represented by a Global Note or Global Notes, all payments due in respect of such Notes shall be made to, or to the order of, the holder of the Global Note or Global Notes, subject to and in accordance with the provisions of the Global Note or Global Notes. On the occasion of any such payment the Paying Agent to which any Global Note was presented for the purpose of making such payment shall cause the appropriate Schedule to the relevant Global Note to be annotated so as to evidence the amounts and dates of such payments of principal and/or interest as applicable.

     (10) If a payment in respect of a Note denominated in ECU is to be made in a chosen currency:

            (i) the Agent shall choose a component currency of the ECU as the chosen currency as provided in Condition 5(c) and shall forthwith notify the Corporation, the other Paying Agents and the Stock Exchange;

            (ii) the Agent shall promptly perform the duties required of it under Condition 5(c); and

            (iii) the Agent shall notify the Corporation and the other Paying Agents of the amount payable per Note and Coupon in the chosen currency.

     (11) If the amount of principal and/or interest then due for payment is not paid in full (otherwise than by reason of a deduction required by law to be made therefrom), the Paying Agent to which a Note is presented for the purpose of making such payment shall make a record of such shortfall on the Note and such record shall, in the absence of manifest error, be prima facie evidence that the payment in question has not to that extent been made.

     8. Determinations and Notifications in Respect of Notes and Interest Determination

     (a)    Determinations and Notifications

     (1) The Agent shall make all such determinations and calculations (howsoever described) as it is required to do under the Terms and Conditions, all subject to and in accordance with the Terms and Conditions, provided that certain calculations with respect to the Notes, and associated publication or notification, shall be made by the Calculation Agent in accordance with the Terms and Conditions.

     (2) The Agent or the Calculation Agent, as the case may be, shall not be responsible to the Corporation or to any third party (except in the event of negligence, default or bad faith of the Agent or the Calculation Agent) as a result of the Agent or the Calculation Agent having acted in good faith on any quotation given by any Reference Bank which subsequently may be found to be incorrect.

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     (3)    The Agent or the Calculation Agent, as the case may be, shall promptly notify (and confirm in writing to) the Corporation, the other Paying Agents and (in respect of a Series of Notes listed on a Stock Exchange) the relevant Stock Exchange of, inter alia, each Rate of Interest, Interest Amount and Interest Payment Date and all other amounts, rates and dates which it is obliged to determine or calculate under the Terms and Conditions as soon as practicable after the determination thereof (and in any event no later than the tenth Business Day as defined in Clause 7(2) immediately preceding the date on which payment is to be made to the Agent pursuant to Clause 7(1) and of any subsequent amendment thereto pursuant to the Terms and Conditions.

     (4) The Agent or the Calculation Agent, as the case may be, shall use its best efforts to cause each Rate of Interest, Interest Amount and Interest Payment Date and all other amounts, rates and dates which it is obliged to determine or calculate under the Terms and Conditions to be published as required in accordance with the Terms and Conditions as soon as possible after their determination or calculation.

     (5) If the Agent or the Calculation Agent, as the case may be, does not at any material time for any reason determine and/or calculate and/or publish the Rate of Interest, Interest Amount and/or Interest Payment Date in respect of any Interest Period or any other amount, rate or date as provided in this Clause 8, it shall forthwith notify the Corporation and the Paying Agent of such fact.

     (6) Determinations with regard to Notes (including, without limitation, Indexed Notes and Dual Currency Notes) shall be made by the Calculation Agent specified in the applicable Pricing Supplement in the manner specified in the applicable Pricing Supplement. Unless otherwise agreed between the Corporation and the relevant Dealer, such determinations shall be made on the basis of a Calculation Agency Agreement substantially in the form of Schedule 9 to this Agreement.

     (7) For the purposes of monitoring the aggregate principal amount of Notes issued under the Program, the Agent shall determine the U.S. dollar equivalent of the principal amount of each issue of Notes denominated in another currency, each issue of Dual Currency Notes and each issue of Indexed Notes as follows:

            (a) the U.S. dollar equivalent of Notes denominated in a currency other than U.S. Dollars shall be determined by the Agent as of the date of the agreement to issue such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London, in each case on the basis of the spot rate for the sale of the U.S. dollar against the purchase of such other currency in the London foreign exchange market quoted by any leading bank selected by the Agent;

            (b) the U.S. dollar equivalent of Dual Currency Notes, Indexed Notes and Partly Paid Notes shall be determined in the manner specified above by reference to the original principal amount of such Notes; and

            (c) the U.S. dollar equivalent of Zero Coupon Notes and other Notes issued at a discount shall be deemed to be the net proceeds received by the Company for the relevant issue.

     (b) Interest Determinations, Screen Rate Determination including Fallback Provisions

     (1) Where screen rate determinations ("Screen Rate Determination") is specified in the applicable Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Period will, subject as provided below, be either:

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

            (A) the offered quotation (if there is only one quotation on the relevant screen page (the "Relevant Screen Page")); or

            (B) the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations,

(expressed as a percentage rate per annum), for the reference rate ("Reference Rate") which appears or appear, as the case may be, on the Relevant Screen Page at approximately 11:00 a.m. (London time) on the interest determination date ("Interest Determination Date") in question plus or minus (as indicated in the applicable Pricing Supplement) the Margin (if any), all as determined by the Calculation Agent. If five or more such offered quotations are available on the Relevant Screen Page, the highest (or, if there is more than one such highest quotation, one only of such quotations) and the lowest (or, if there is more than one such lowest quotation, one only of such quotations) shall be disregarded by the Calculation Agent for the purpose of determining the arithmetic mean (rounded as provided above) of such offered quotations.

     (2) If the Relevant Screen Page is not available or if, in the case of sub-clause (b)(1)(A) above, no such offered quotation appears or, in the case of sub-clause (b)(1)(B) above, fewer than three such offered quotations appear, in each case as at the time specified in the preceding paragraph, the Calculation Agent shall at its sole discretion request the principal London office of each of the Reference Banks (defined below) to provide the Calculation Agent with its offered quotation (expressed as a percentage rate per annum) for deposits in the Specified Currency for the relevant Interest Period to leading banks in the London inter-bank market at approximately 11:00 a.m. (London time) on the Interest Determination Date in question. If two or more of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest for such Interest Period shall be the arithmetic mean (rounded if necessary to the fifth decimal place with 0.000005 being rounded upwards) of such offered quotations plus or minus (as appropriate) the Margin (if any), all as determined by the Calculation Agent.

     (3) If on any Interest Determination Date one only or none of the Reference Banks provides the Calculation Agent with such offered quotations as provided in the preceding paragraph, the Rate of Interest for the relevant Interest Period shall be the rate per annum which the Calculation Agent determines as being the arithmetic mean (rounded if necessary to the fifth decimal place, with 0.000005 being rounded upwards) of the rates, as communicated to (and at the request of) the Calculation Agent by the Reference Banks or any two or more of them, at which such banks were offered, at approximately 11:00 a.m. (London time) on the relevant Interest Determination Date, deposits in the Specified Currency for the relevant Interest Period by leading banks in the London inter-bank market plus or minus (as appropriate) the Margin (if any). If fewer than two of the Reference Banks provide the Calculation Agent with such offered quotations, the Rate of Interest shall be the offered quotation for deposits in the Specified Currency for the relevant Interest Period, or the arithmetic mean (rounded as provided above) of the offered quotations for deposits in the Specified Currency for the relevant Interest Period, at which, at approximately 11:00 a.m. (London time) on the relevant Interest Determination Date, any one or more banks informs the Calculation Agent it is quoting to leading banks in the London inter-bank market plus or minus (as appropriate) the Margin (if any), provided that, if the Rate of Interest cannot be determined in accordance with the foregoing provisions of this paragraph, the Rate of Interest shall be determined as at the last preceding Interest Determination Date (though substituting, where a different Margin is to be applied to the relevant Interest Period from that which applied to the last preceding Interest Period, the Margin relating to the relevant Interest Period, in place of the Margin relating to that last preceding Interest Period).

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     (4)    If the Reference Rate from time to time in respect of Floating Rate
Notes is specified in the applicable Pricing Supplement as being other than the London inter-bank offered rate, the Rate of Interest in respect of such Notes will be determined as provided in the applicable Pricing Supplement.

     In this Clause 8, the expresssion "Reference Banks" means, in the case of sub-clause (b)(1)(A) above, those banks whose offered rates were used to determine such quotation when such quotation last appeared on the Relevant Screen Page and in the case of sub-clause (b)(1)(B) above, those banks whose offered quotations last appeared on the Relevant Screen Page when no fewer than three such offered quotations appeared.

     9.     Notice of any Withholding or Deduction

     If the Corporation is, in respect of any payment, compelled to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges as specifically contemplated under the Terms and Conditions, the Corporation shall give notice thereof to the Agent as soon as it becomes aware of the requirement to make such withholding or deduction and shall give to the Agent such information as it shall require to enable it to comply with such requirement.

     10.    Duties of the Agent in Connection with Early Redemption

     (1) If the Corporation decides to redeem any outstanding Notes (in whole or in part) for the time being outstanding prior to their Maturity Date or the Interest Payment Date falling in the Redemption Month (as the case may be) in accordance with the Terms and Conditions, the Corporation shall give notice of such decision to the Agent not less than seven London Business Days before the date on which the Corporation will give notice to the Noteholders in accordance with the Terms and Conditions of such redemption in order to enable the Agent to undertake its obligations herein and in the Terms and Conditions.

     (2) If only some of the Notes of like tenor and of the same Series are to be redeemed on such date, the Agent shall make the required drawing in accordance with the Terms and Conditions but shall give the Corporation reasonable notice of the time and place proposed for such drawing. Where partial redemptions are to be effected when there are Definitive Notes outstanding, the Issuing and Principal Paying Agent will select by lot the Notes to be redeemed from the outstanding Notes in compliance with all applicable laws and stock exchange requirements and deemed by the Agent to be appropriate and fair; and where partial redemptions are to be effected when there are no Definitive Notes outstanding, the rights of Noteholders will be governed by the standard provisions of Euroclear and Cedel. Notice of any partial redemption and, when there are Definitive Notes outstanding, of the serial numbers of the Notes so drawn, will be given by the Agent to the Noteholders in accordance with the terms of the Notes and this Agreement.

     (3) The Agent shall publish the notice on behalf of and at the expense of the Corporation required in connection with any such redemption and shall at the same time also publish a separate list of the serial numbers of any Notes previously drawn and not presented for redemption. Such notice shall specify the date fixed for redemption, the redemption amount, the manner in which redemption will be effected and, in the case of a partial redemption, the serial numbers of the Notes to be redeemed. Such notice will be published in accordance with the Terms and Conditions. The Agent will also notify the other Paying Agent of any date fixed for redemption of any Notes.

     (4) Immediately prior to the date on which any notice of redemption is to be given to the Noteholders, the Corporation shall deliver to the Agent a certificate stating that the Corporation is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that all conditions precedent to such redemption have occurred or been satisfied and shall comply with all notice requirements provided for in the Terms and Conditions.

     (5) Each Paying Agent will keep a stock of notices (each a "Put Notice") in the form set out in Schedule 8 and will make such notices available on demand to holders of Notes, the Terms and Conditions of which provide for redemption at the option of Noteholders. Upon receipt of any Note deposited in the exercise of such option in accordance with the Terms and Conditions, the Paying Agent with which such Note is deposited shall hold such Note (together with any Coupons, if any, relating to it and deposited with it) on behalf of the depositing Noteholder (but shall not, save as provided below, release it) until the due date for redemption of the relevant Note consequent upon the exercise of such option, when, subject as provided below, it shall present such Note
(and any such Coupons, if any) to itself for payment of the amount due thereon together with any interest due on such date in accordance with the Terms and Conditions and shall pay such moneys in accordance with the directions of the Noteholder contained in the Put Notice. If, prior to such due date for its redemption, such Note becomes immediately due and payable or if upon due presentation payment of such redemption moneys is improperly withheld or refused, the Paying Agent concerned shall post such Note (together with any such Coupons, if any) by uninsured post to, and at the risk of, the relevant Noteholder unless the Noteholder has otherwise requested and paid the costs of such insurance to the relevant Paying Agent at the time of depositing the Notes at such address as may have been given by the Noteholder in the Put Notice. At the end of each period for the exercise of such option, each Paying Agent shall promptly notify the Agent of the principal amount of the Notes in respect of which such option has been exercised with it together with their serial numbers and the Agent shall promptly notify such details to the Corporation.

     11.    Receipt and Publication of Notices; Receipt of Certificates

     (1) Upon the receipt by the Agent of a demand or notice from any Noteholder in accordance with the Terms and Conditions the Agent shall forward a copy thereof to the Corporation.

     (2) On behalf of and at the request and expense of the Corporation, the Agent shall cause to the published all notices required to be given by the Corporation to the Noteholders in accordance with the Terms and Conditions.

     (3) The Agent shall have no responsibility to obtain the certificate of the Corporation delivered by the Corporation to the Agent pursuant to Condition 9 if such a certificate is required to be issued, nor shall the Agent have any responsibility to notify the Corporation that the Agent has not obtained such a certificate from the Corporation if such a certificate is required to be issued.

     12.    Cancellation of Notes, Receipts, Coupons and Talons

     (1) All Notes which are redeemed, all Receipts or Coupons which are paid and all Talons which are exchanged shall be delivered outside the United States to the Agent, and shall be canceled by the Agent. In addition, all Notes which are purchased by or on behalf of the Corporation or any of its subsidiaries and are surrendered to the Agent for cancellation, together (in the case of Notes in definitive form) with all unmatured Receipts, Coupons or Talons (if any) attached thereto or surrendered therewith, shall be canceled by the Agent.

     (2) The Corporation shall have the right to request that the Agent provide, without limitation, the following information:

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

            (a) the aggregate principal amount of Notes which have been redeemed and the aggregate amount paid in respect thereof;

            (b) the number of Notes canceled together (in the case of Definitive Notes, if any) with details of all unmatured Receipts, Coupons or Talons (if any) attached thereto or delivered therewith;

            (c) the aggregate amount paid in respect of interest on the Notes;

            (d) the total number by maturity date of Receipts, Coupons and Talons so canceled; and

            (e) (in the case of Definitive Notes, if any) the serial numbers of such Notes,

shall be given to the Corporation by the Agent as soon as reasonably practicable and in any event within three months after the date of such repayment or, as the case may be, payment or exchange.

     (3)    The Agent shall destroy all canceled Notes, Receipts, Coupons and
Talons.

     (4) The Agent shall keep a full and complete record of all Notes, Receipts, Coupons and Talons (other than serial numbers of Coupons, except those which have been replaced pursuant to Condition 10) and of all replacement Notes, Receipts, Coupons or Talons issued in substitution for mutilated, defaced, destroyed,lost or stolen Notes, Receipts, Coupons or Talons. The Agent shall at all reasonable times make such record available to the Corporation and any persons authorized by it for inspection and for the taking of copies thereof or extracts therefrom.

     (5) All records and certificates made or given pursuant to this Clause 12 and Clause 13 shall make a distinction between Notes, Receipts, Coupons and Talons of each Series.

     13.    Issue of Replacement Notes, Receipts, Coupons and Talons

     (1) The Corporation will cause a sufficient quantity of additional forms of Notes, Receipts, Coupons and Talons to be available, upon request to the Agent in Luxembourg (in such capacity, the "Replacement Agent") at is specified office for the purpose of issuing replacement Notes, Receipts, Coupons and Talons as provided below.

     (2) The Replacement Agent will, subject to and in accordance with the Terms and Conditions and the following provisions of this Clause 13, authenticate and cause to be delivered any replacement Notes, Receipts, Coupons and Talons which the Corporation may determine to issue in place of Notes, Receipts, Coupons and Talons which have been lost, stolen, mutilated, defaced or destroyed.

     (3) In the case of a mutilated or defaced Note, the Replacement Agent shall ensure that (unless otherwise covered by such indemnity as the Corporation may reasonably require) any replacement Note will only have attached to it Receipts, Coupons and Talons corresponding to those (if any) attached to the mutilated or defaced Note which is presented for replacement.

     (4) The Replacement Agent shall not issue any replacement Note, Receipt, Coupon or Talon unless and until the applicant therefor shall have:

            (a) paid such reasonable costs and expenses as may be incurred in connection therewith, including any tax or other governmental charge that may be imposed in relation thereto;

            (b) furnished it with such evidence and indemnity as the Corporation may reasonably require; and

            (c) in the case of any mutilated or defaced Note, Receipt, Coupon or Talon, surrendered it to the Replacement Agent.

     (5) The Replacement Agent shall cancel any mutilated or defaced Notes, Receipts, Coupons and Talons in respect of which replacement Notes, Receipts, Coupons and Talons have been issued pursuant to this Clause 13 and shall furnish the Corporation with a certificate stating the serial numbers of the Notes, Receipts, Coupons and Talons so canceled and, unless otherwise instructed by the Corporation in writing, shall destroy such canceled Notes, Receipts, Coupons and Talons and furnish the Corporation with a destruction certificate stating the serial number of the Notes (in the case of Definitive Notes) and the number by maturity date of Receipts, Coupons and Talons so destroyed.

     (6) The Replacement Agent shall, on issuing any replacement Note, Receipt, Coupon or Talon, forthwith inform the Corporation, the Agent and the other Paying Agents of the serial number of such replacement Note, Receipt, Coupon or Talon issued and (if known) of the serial number of the Note, Receipt, Coupon or Talon in place of which such replacement Note, Receipt, Coupon or Talon has been issued. Whenever replacement Receipts, Coupons or Talons are issued pursuant to the provisions of this Clause 13, the Replacement Agent shall also notify the Agent and the other Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Receipts, Coupons or Talons and of the replacement Receipts, Coupons or Talons issued.

     (7) The Agent shall keep a full and complete record of all replacement Notes, Receipts, Coupons and Talons issued and shall make such record available at all reasonable times to the Corporation and any persons authorized by it for inspection and for the taking of copies thereof or extracts therefrom.

     (8) Whenever any Note, Receipt, Coupon or Talon for which a replacement Note, Receipt, Coupon or Talon has been issued and in respect of which the serial number is known is presented to the Agent or any of the Paying Agents for payment, the Agent or, as the case may be, the relevant Paying Agent shall immediately send notice thereof to the Corporation and the other Paying Agents and shall not make payment in respect thereto, until instructed by the Corporation.

     14.    Copies of Documents Available for Inspection

     The Agent and the Paying Agent shall hold available for inspection copies of:

            (i)    the organizational documents of the Corporation;

            (ii) the latest available audited consolidated financial statements of NationsBank Corporation and its consolidated subsidiaries beginning with such financial statements for the fiscal years ended December 31, 1993 and December 31, 1994 and the latest available consolidated unaudited interim financial statements of NationsBank Corporation and its consolidated subsidiaries, beginning with the statements for the quarter ended June 30, 1995;

            (iii)  the Program Agreement and this Agreement;

            (iv)   the Offering Circular; and

            (v) any future offering circulars, information memoranda and supplements (except that a Pricing Supplement relating to any unlisted Note will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Paying Agent as to ownership) to the Offering Circular and any other documents incorporated therein by reference and in the case of a syndicated issue of listed Notes, the syndication agreement (or equivalent documents).

     For this purpose, the Corporation shall furnish the Agent and the Paying Agents with sufficient copies of each of such documents.

     15.    Meetings of Noteholders

     (1) The provisions of Schedule 7 hereto shall apply to meetings of the Noteholders and shall have effect in the same manner as if set out in this Agreement.

     (2) Without prejudice to sub-clause (1), each of the Agent and the Paying Agents on the request of any Noteholder shall issue voting certificates and block voting instructions in accordance with Schedule 7 and shall forthwith give notice to the Corporation in writing of any revocation or amendment of a block voting instruction. Each of the Agent and the Paying Agents will keep a full and complete record of all voting certificates and block voting instructions issued by it and will, not less than 24 hours before the time appointed for holding a meeting or adjourned meeting, deposit as such place as the Agent shall designate or approve, full particulars of all voting certificates and block voting instructions issued by it in respect of such meeting or adjourned meeting.

     16.    Repayment by the Agent

     Upon the Corporation being discharged from its obligation to make payments in respect of any Notes pursuant to the relevant Terms and Conditions, and provided that there is no outstanding, bona fide and proper claim in respect of any such payments, the Agent shall forthwith on written demand pay to the Corporation sums equivalent to any amounts paid to it by the Corporation for the purposes of such payments.

     17.    Conditions of Appointment

     (1) The Agent shall be entitled to deal with money paid to it by the Corporation for the purpose of this Agreement in the same manner as other money paid to a banker by its customers except:

            (a) that it shall not exercise any right of set-off, lien or similar claim in respect thereof;

            (b)    as provided in sub-clause (2) below; and

            (c) that it shall not be liable to account to the Corporation for any interest thereon.

     (2) In acting hereunder and in connection with the Notes, the Agent and the Paying Agents shall act solely as agents of the Corporation and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes, Receipts, Coupons or Talons.

     (3) The Agent and the Paying Agents hereby undertake to the Corporation to perform such obligations and duties, and shall be obliged to perform such duties and only such duties as are herein, in the Terms and Conditions and in the Procedures Memorandum specifically set forth and no implied duties or obligations shall be read into this Agreement or the Notes against the Agent and the Paying Agents, other than the duty to act honestly and in good faith.

     (4) The Agent may consult with legal and other professional advisers and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

     (5) Each of the Agent and the Paying Agents shall be protected and shall incur no liability for or in respect of any action taken, omitted or suffered in reliance upon any instruction, request or order from the Corporation or any notice, resolution, direction, consent, certificate, affidavit, statement, cable, telex or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by the proper party or parties or upon written instructions from the Corporation.

     (6) Any of the Agent and the Paying Agents and their officers, directors and employees may become the owner of, or acquire any interest in any Notes, Receipts, Coupons or Talons with the same rights that it or he would have if the Agent or the relevant Paying Agent, as the case may be, concerned were not appointed hereunder, and may engage or be interested in any financial or other transactions with the Corporation and may act on, or as depositary, trustee or agent for, any committee or body of Noteholders or Couponholders or in connection with any other obligations of the Corporation as freely as if the Agent or the relevant Paying Agent, as the case may be, were not appointed hereunder.

     (7) The Corporation shall provide the Agent with a certified copy of the list of persons authorized to execute documents and take action on its behalf in connection with this Agreement and shall notify the Agent immediately in writing if any of such persons ceases to be so authorized or if any additional person becomes so authorized together, in the case of an additional authorized person, with evidence satisfactory to the Agent that such person has been so authorized, provided, however, that the Agent shall not incur any liability for any losses, claims or damages resulting from the Corporation's failure to provide such notification to the Agent.

     18.    Communication Between the Parties

     A copy of all communications relating to the subject matter of this Agreement between the Corporation and the Noteholders, Receiptholders or Couponholders and any of the Paying Agents shall be sent to the Agent by the relevant Paying Agent.

     19.    Changes in Agent and Paying Agents

     (1) The Corporation agrees that, for so long as any Note is outstanding, or until moneys for the payment of all amounts in respect of all outstanding Notes have been made available to the Agent or have been returned to the Corporation as provided herein:

            (a) so long as any Notes are listed on any Stock Exchange, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant Stock Exchange; and

            (b) there will at all times be a Paying Agent with a specified office in a city in continental Europe; and

            (c)    there will at all times be an Agent.

     In addition, the Corporation shall appoint a Paying Agent having a specified office in New York City in the circumstances described in the final paragraph of Condition 5(b). Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency (as provided in sub-clause (5)), when it shall be of immediate effect) after not less than 30 nor more than 45 days' prior notice thereof shall have been given to the Noteholders in accordance with the Terms and Conditions.

     (2) The Agent may (subject as provided in sub-clause (4)) at any time resign as Agent by giving at least 90 days' written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such date shall never be less than three months after the receipt of such notice by the Corporation unless the Corporation agrees to accept less notice.

     (3) The Agent may (subject as provided in sub-clause (4)) be removed at any time on at least 45 days' notice by the filing with it of an instrument in writing signed on behalf of the Corporation specifying such removal and the date when it shall become effective.

     (4) Any resignation under sub-clause (2) or removal under sub-clause (3) shall only take effect upon the appointment by the Corporation as hereinafter provided, of a successor Agent and (other than in cases of insolvency of the Agent) on the expiry of the notice to be given under Clause 21. The Corporation agrees with the Agent that if, by the day falling ten days before the expiry of any notice under sub-clause (2), the Corporation has not appointed a successor Agent, then the Agent shall be entitled, on behalf of the Corporation, to appoint as a successor Agent in its place a reputable financial institution of good standing as it may reasonably determine to be capable of performing the duties of the Agent hereunder.

     (5) In case at any time the Agent resigns, or is removed, or becomes incapable of acting or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or a substantial part of its property, or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a receiver of it or of all or a substantial part of its property is appointed or any officer takes charge or control of it or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Agent, which shall be a reputable financial institution of good standing, may be appointed by the Corporation by an instrument in writing filed with the successor Agent. Upon the appointment as aforesaid of a successor Agent and acceptance by the latter of such appointment and (other than in case of insolvency of the Agent) upon expiry of the notice to be given under Clause 21 the Agent so superseded shall cease to be the Agent hereunder.

     (6)    Subject to sub-clause (1):

            (A) the Corporation may, after prior consultation (other than in the case of insolvency of any Paying Agent) with the Agent, terminate the appointment of any of the Paying Agents at any time; and/or

            (B) the Corporation may in respect of the Program or the Corporation may in respect of any Series of Notes, if so required by the relevant Stock Exchange or regulatory body, appoint one or more further Paying Agents by giving to the Agent, and to the relevant Paying Agent, at least 45 days' notice in writing to that effect.

     (7) Subject to sub-clause (1), all or any of the Paying Agents may resign their respective appointments hereunder at any time by giving the Corporation and the Agent at least 45 days' written notice to that effect.

     (8) Upon its resignation or removal becoming effective the Agent or the relevant Paying Agent:

            (a) shall, in the case of the Agent, forthwith transfer all moneys held by it hereunder and the records referred to in Clause 12(4) to the successor Agent hereunder; and

            (b) shall be entitled to the payment by the Corporation of its commissions, fees and expenses for the services theretofore rendered hereunder in accordance with the terms of Clause 25.

     (9) Upon its appointment becoming effective, a successor Agent and any new Paying Agent shall without further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of its predecessor or, as the case may be, a Paying Agent with like, effect as if originally named as Agent or (as the case may be) a Paying Agent hereunder.

     20.    Merger and Consolidation

     Any corporation into which the Agent or any Paying Agent may be merged or converted, or any corporation with which the Agent or any of the Paying Agents may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Agent or any of the Paying Agents shall be a party, or any corporation to which the Agent or any of the Paying Agents shall sell or otherwise transfer all or substantially all the assets of the Agent or any Paying Agent shall, on the date when such merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Agent or, as the case may be, Paying Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, unless otherwise required by the Corporation, and after the said effective date all references in this Agreement to the Agent or, as the case may be, such Paying Agent shall be deemed to be references to such corporation. Written notice of any such merger, conversion, consolidation or transfer shall forthwith be given to the Corporation by the relevant Agent or Paying Agent.

     21.    Notification of Changes to Paying Agents

     Following receipt of notice or resignation from the Agent or any Paying Agent and forthwith upon appointing a successor Agent or, as the case may be, further or other Paying Agents or on giving notice to terminate the appointment of any Agent or, as the case may be, Paying Agent, the Agent (on behalf of and at the expense of the Corporation) shall give or cause to be given not more than 60 days' nor less than 30 days' notice thereof to the Noteholders in accordance with the Terms and Conditions.

     22. Change of Specified Office

     If the Agent or any Paying Agent determines to change its specified office it shall give to the Corporation and (if applicable) the Agent written notice of such determination giving the address of the new specified office which shall be in the same city and stating the date on which such change is to take effect, which shall not be less than 45 days thereafter. The Agent (on behalf and at the expense of the Corporation) shall within 15 days of receipt of such notice (unless the appointment of the Agent, or the relevant Paying Agent, as the case may be, is to terminate pursuant to Clause 19 on or prior to the date of such change) give or cause to be given not more than 45 days' nor less than 30 days' notice thereof to the Noteholders in accordance with the Terms and Conditions.

     23.    Notices

     All notices hereunder shall be deemed to have been given when deposited in the mail as first class mail, registered or certified, return receipt requested, postage prepaid, addressed to any party hereto as follows:

                          Address

     The Corporation:     NationsBank Corporation
                          NationsBank Corporate Center
                          NC 1007-23-1
                          Charlotte, North Carolina 28255-0065
                          Attn: John E. Mack
                                Treasurer
                          Telecopy: (704) 386-0270

                          with a copy to:

                          NationsBank Corporation
                          NationsBank Corporate Center
                          Legal Department
                          NC 1007-20-1
                          Charlotte, North Carolina 28255-0065
                          Attn: Paul J. Polking, Esq.
                                General Counsel
                          Telecopy: (704) 386-6453

     The Agent:

                          The Chase Manhattan Bank, N.A.
                          Woolgate House
                          Coleman Street
                          London EC2P 2HD
                          United Kingdom
                          Attn: Manager, Corporate Trust
                                Operations
                          Telecopy: 71-1202-347945

     The Paying Agent:

                          Chase Manhattan Bank Luxembourg S.A.
                          5 rue Plaetis
                          L-2338 Luxembourg - Grund.
                          Manager, Corporate Trust Operations
                          Telecopy: 552-462685-380
or at any other address of which any of the foregoing shall have notified the others in writing.

            (a) if delivered in person to the relevant address specified in the signature pages hereof and if so delivered, shall be deemed to have been delivered at the time of receipt; or

            (b) if sent by facsimile or telex to the relevant number specified on the signature pages hereof and, if so sent, shall be deemed to have been delivered immediately after transmission provided such transmission is confirmed by the answerback of the recipient (in the case of telex) or when an acknowledgement of receipt is received (in the case of facsimile).

     Where a communication is received after business hours it shall be deemed to be received and become effective on the next business day. Every communication shall be irrevocable save in respect of any manifest error therein.

     24.    Taxes and Stamp Duties

     The Corporation agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

     25.    Commissions, Fees and Expenses

     (A) The Corporation undertakes to pay in respect of the services of the Agent and the Paying Agents under this Agreement such fees and expenses as may be agreed between them from time to time, the initial such fees being set out in a letter of even date herewith from the Agent to, and countersigned by, the Corporation.

     (B) The Corporation will promptly pay on demand all out-of-pocket expenses (including legal, advertising, facsimile, telex and postage expenses) properly incurred by the Agent and the Paying Agents in connection with their services hereunder, including without limitation the expenses contemplated in Clause 24.

     26.    Indemnity

     (A) The Corporation undertakes to indemnify and hold harmless each of the Agent and the Paying Agents against all losses, liabilities, costs (including, without limitation, legal fees and expenses), expenses, claims, actions or demands which the Agent or any Paying Agent, as the case may be, may reasonably incur or which may be made against the Agent or any Paying Agent, as a result of or in connection with the appointment or the exercise of or performance of the powers, discretions, authorities and duties of the Agent or any Paying Agent under this Agreement except such as may result from its own gross negligence, bad faith or failure to comply with its obligations hereunder or that of its officers, employees or agents.

     (B) Each of the Agent and the Paying Agents shall severally indemnify and hold harmless the Corporation against any loss, liability, costs (including, without limitation, legal fees and expenses), expense, claim, action or demand which it may reasonably incur or which may be made against it as a result of such Agent's or Paying Agent's own negligence, bad faith or material failure to comply with its obligations under this Agreement or that of its officers, employees or agents.

     (C) If, under any applicable law and whether pursuant to a judgment being made or registered or in the liquidation, insolvency or analogous process of any party hereto or for any other reason, any payment under or in connection with this Agreement is made or fails to be satisfied in a currency (the "Other Currency") other than that in which the relevant payment is expressed to be due (the "Required Currency") under this Agreement, then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the payee to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the payee falls short of the amount due under the terms of this Agreement, the payor shall, as a separate and independent obligation, indemnify and hold harmless the payee against the amount of such shortfall. For the purpose of this Clause 27, "rate of exchange" means the rate at which the payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

     27.    Reporting

     (A) The Agent shall upon receipt of a written request therefor from the Corporation and after the payment of any further remuneration agreed between the Corporation and the Agent (on behalf of the Corporation and on the basis of the information and documentation the Agent had in its possession) use all reasonable efforts to submit such reports or information as may be required from time to time by any applicable law, regulation or guideline promulgated by (i) any relevant United States governmental regulatory authority in respect of the issue and purchase of Notes or (ii) any other relevant governmental regulatory authority in respect of the issue and purchase of Notes denominated in the applicable currency of such governmental regulatory authority.

     (B) The Agent will notify the MoF of such details relating to Yen Notes and provide such other information about the Program to the MoF as may be required.

     (C) The Agent will notify the German Bundesbank at the end of each month about the amounts, dates of issue and other terms of all DM-denominated Notes issued during the month in question and provide such other information about the Program to the German Bundesbank as may be required.

     28.    Governing Law

     (A) This Agreement, the Notes, and any Receipts, Coupons or Talons appertaining thereto shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws.

     (B) The Corporation and the Agent each hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal court sitting in New York City, the Borough of Manhattan over any suit, action or proceeding arising out of or related to this Agreement, any Note, Receipt, Coupon or Talon, as the case may be (together, the "Proceedings"). The Corporation and the Agent each irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of the Proceedings brought in such a court and any claim that the Proceedings have been brought in an inconvenient forum. The Corporation and the Agent each agrees that final judgment in the Proceedings brought in such a court shall be conclusive and binding upon the Corporation or the Agent, as the case may be, and may be enforced in any court of the jurisdiction to which the Corporation or the Agent is subject by a suit upon such judgment, provided that the service of process is effected upon the Corporation and the Agent in the manner specified in subsection (C) below or as otherwise permitted by law.

     (C) As long as any of the Notes, Receipts, Coupons or Talons remains outstanding, the Corporation shall at all times either maintain an office or have an authorized agent in New York City upon whom process may be served in the Proceedings. Service of process upon either it at its offices or upon such agent with written notice of such service mailed or delivered to the Corporation shall, to the fullest extent permitted by law, be deemed in every respect effective service of process upon the Corporation in the Proceedings. The Corporation hereby appoints CT Corporation System as its agent for such purposes, and covenants and agrees that service of process in the Proceedings may be made upon it at its office or at the specified offices of such agent (or such other addresses or at the offices of any other authorized agents which the Corporation may designate by written notice to the Agent) and prior to any termination of such agencies for any reason, it will so appoint a successor thereto as agent hereunder.

     29.    Amendments

     Without the consent of the Noteholders, Receiptholders or Couponholders, the Agent and the Corporation may agree to modifications of or amendments to this Agreement, the Notes, the Receipts or the Coupons for any of the following purposes:

     (i) to evidence the succession of another corporation to the Corporation and the assumption by any such successor of the covenants of the Corporation in this Agreement, the Notes, Receipts or Coupons;

     (ii) to add to the covenants of the Corporation for the benefit of the Noteholders, the Receiptholders or the Couponholders, or to surrender any right or power herein conferred upon the Corporation;

     (iii) to relax or eliminate the restrictions on payment of principal and interest in respect of the Notes, Receipts or Coupons in the United States, provided that such payment is permitted by United States tax laws and regulations then in effect and provided that no adverse tax consequences would result to the Noteholders, the Receiptholders or the Couponholders;

     (iv) to cure any ambiguity, to correct or supplement any defective provision herein or any provision which may be inconsistent with any other provision herein;

     (v) to make any other provisions with respect to matters or questions arising under the Notes, the Receipts, the Coupons or this Agreement, provided such action pursuant to this sub-clause (v) shall not adversely affect the interests of the Noteholders, the Receiptholders or the Couponholders; and

     (vi) permit further issuances of Notes in accordance with the terms of this Agreement and as further provided hereof.

     Any such modification or amendment shall be binding on the Noteholders, the Receiptholders and the Couponholders and any such modification or amendment shall be notified to the Noteholders, the Receiptholders or the Couponholders in accordance with Condition 13 as soon as practicable thereafter.

     30.    Descriptive Headings

     The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     31.    Counterparts

     This Agreement may be executed in any number of couterparts, all of which shall constitute one and the same instrument. Any party may enter into this Agreement by signing such a counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective officers thereunder duly authorized as of the date and year first above written.

                          NATIONSBANK CORPORATION
                             as Issuer

                          By          /s/ John E. Mack
                             Name:               JOHN E. MACK
                             Title:    Senior Vice President and Treasurer

                          THE CHASE MANHATTAN BANK, N.A.,
                             LONDON BRANCH
                             as Agent and
                             Principal Paying Agent

                          By /s/ S. Kaufman
                             Name:  S. Kaufman
                             Title: senior Vice President

                          CHASE MANHATTAN BANK LUXEMBOURG S.A.
                             as Paying Agent

                          By /s/ S. Kaufman
                             Name:  S. Kaufman
                             Title: Authorized Signatory